$232,071,000
                        FFCA SECURED LENDING CORPORATION
               SECURED FRANCHISE LOAN CERTIFICATES, SERIES 1997-1

                               PURCHASE AGREEMENT
                               ------------------
                                                                    June 8, 1997

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
World Financial Center, North Tower
New York, New York  10281

Smith Barney Inc.
390 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

          Section 1. Introduction. FFCA Secured Lending Corporation, a Delaware corporation (the "Depositor"), has duly authorized the sale of $232,071,000 aggregate principal amount of FFCA Secured Lending Corporation Secured Franchise Loan Certificates, Series 1997-1, Class IO, Class A-1a, Class A-1b, Class A-2a, Class A-2b, Class B-1, Class B-2, Class C-1, Class C-2, Class D-1, Class D-2, Class E-1 and Class E-2 (the "Certificates") to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc., as initial purchasers (the "Initial Purchasers"). The Certificates will evidence the entire beneficial interest in a trust (the "Grantor Trust Fund") to be formed pursuant to a Grantor Trust Agreement (the "Grantor Trust Agreement") to be dated as of May 1, 1997, between LaSalle National Bank, as grantor trust trustee (in such capacity, the "Grantor Trust Trustee") and the Depositor. The Grantor Trust Fund will consist primarily of the FFCA

Secured Franchise Loan Trust 1997-1 Secured Franchise Loan-Backed Bonds (the "Bonds") designated as Class A-1a, Class A-1b, Class A-2a, Class A-2b, Class B-1, Class B-2, Class C-1, Class C-2, Class D-1, Class D-2, Class E-1 and Class E-2 (the "Underlying Bonds"). The Bonds will be issued by FFCA Secured Franchise Loan Trust 1997-1 (the "Owner Trust"), a Delaware business trust to be established by the Depositor pursuant to an Owner Trust Agreement, dated as of May 1, 1997 (the "Owner Trust Agreement"), between the Depositor and Wilmington Trust Company, as owner trustee (the "Owner Trustee").

          The Bonds will be issued pursuant to an Indenture, dated as of May 1, 1997, between the Owner Trust and LaSalle National Bank, as indenture trustee (in such capacity, the "Indenture Trustee" and, in either the capacity as Grantor Trust Trustee or as Indenture Trustee, the "Trustee"). The Bonds will be secured by a first priority security interest in, and will be payable solely from, the assets of the Owner Trust (the "Owner Trust Estate"), which will consist primarily of a pool (the "Loan Pool") of approximately 384 conventional, fixed and adjustable rate, monthly pay, first lien commercial loans secured by real estate and other property used in the operation of chain restaurants (the "Mortgage Loans") and approximately 167 conventional, fixed and adjustable rate, monthly pay, first lien commercial loans secured by equipment used in the operation of such restaurants (the "Equipment Loans" and, together with the Mortgage Loans, the "Secured Loans"). As of June 1, 1997, the Secured Loans had an aggregate principal amount of $260,756,045. Unless otherwise specified herein, references herein to the Mortgage Loans, the Equipment Loans and the Secured Loans will be deemed not to include any Retained Interest (as defined in the Memorandum).

          The  Secured  Loans  were   originated  by  certain   affiliates  (the
"Originators") of Franchise Finance Corporation of America, a Delaware corporation ("FFCA"). On the Closing Date (as defined herein), certain affiliates of FFCA (each, as "Seller") will transfer all of the Secured Loans to the Depositor pursuant to a Loan Sale Agreement (the "Loan Sale Agreement"), to be dated as of May 1, 1997, among FFCA, the Sellers and the Depositor. The Depositor will in turn assign the Secured Loans to the Owner Trust, which will simultaneously grant a first priority security interest in the Secured Loans to secure the Bonds. The Secured Loans will be serviced and special serviced on behalf of the Owner Trust by FFCA, as master servicer and special servicer (in such capacity, the "Servicer"), pursuant to a Servicing Agreement, dated as of May 1, 1997 (the "Servicing Agreement"), among the Owner Trust, the Servicer, the Indenture Trustee and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent").

          The Certificates are to be offered and sold by means of a private placement memorandum (including any amendments or supplements thereto, the "Memorandum") prepared by the Depositor and pursuant to a Private Placement Agency Agreement, dated June 4, 1997 (the "Placement Agreement"), among the Depositor, FFCA and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc., as placement agents, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

          Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in, or incorporated into, the Placement Agreement. All references to the Offered Certificates in the Placement Agreement (other than in Section 1(e) thereof) shall be deemed to be references to the Certificates as defined herein. All references to the Final Memorandum herein and in the Placement Agreement shall be to the Private Placement Memorandum dated June 8, 1997 and attached hereto as Exhibit A.

          The Depositor and FFCA hereby agree with the Initial Purchasers as follows:

          Section  2.  Purchase  of  Certificates.  Subject  to  the  terms  and conditions and in reliance upon the representations and warranties and agreements set forth herein, the Depositor agrees to sell Certificates of Class IO, Class A-1a, Class A-1b, Class A-2a, Class A-2b, Class B-1, Class B-2, Class C-1, Class C-2, Class D-1, Class D-2, Class E-1 and Class E-2 in the respective notional amounts and principal amounts set forth on Schedule A hereto to the Initial Purchasers as hereinafter provided, and the Initial Purchasers agree to purchase Certificates of Class IO, Class A-1a, Class A-1b, Class A-2a, Class A-2b, Class B-1, Class B-2, Class C-1, Class C-2, Class D-1, Class D-2, Class E-1 and Class E-2 in the respective notional amounts and principal amounts set forth on Schedule A on the Initial Closing Date at the purchase prices set forth on the such Schedule A plus accrued interest thereon (or, in the case of the Class IO Certificates, accreted original issue discount), if any, from June 8, 1997 to the Closing Date. At the time of the delivery of the Certificates to the Initial Purchasers, the Initial Purchasers shall make such payment to the Depositor of such purchase prices by wire transfer in immediately available funds to such account or accounts as the Depositor shall designate.

          Section 3. Delivery. Delivery of the Class A-1a, Class A-1b, Class A-2a and Class A-2b Certificates (collectively, the "Class A Certificates") and the Class IO Certificates shall be made in the form of one or more global certificates delivered to The Depository Trust Company or a custodian therefor, except that any Class A or Class IO Certificate to be purchased by an Institutional Accredited Investor that is not a Qualified Institutional Buyer shall be delivered in fully registered, certificated form at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York at 10:00 a.m. New York City time, on the date hereof, or such other place, time or date as may be mutually agreed upon by the Initial Purchasers and the Depositor (the "Closing Date"). The Certificates other than the Class A and Class IO Certificates shall be delivered in fully registered, certificated form at the offices and at the time specified above on the Closing Date. Subject to the foregoing, the Certificates will be registered in such names and such denominations (subject to the minimum denominations set forth in the Memorandum) as the Initial Purchasers shall specify in writing to the Depositor and the Trustee no later than two business days prior to the Closing Date.

          Section  4.  Confirmation  of  Representations,  Warranties  and Other
Agreements Contained in Placement Agreement. (a) The Depositor and FFCA represent and warrant to the Initial Purchasers, as of the Closing Date, to the effect set forth in Section 3 of the Placement Agreement. In addition, the Depositor and FFCA hereby confirm and ratify as of the Closing Date each of their respective covenants and agreements contained in the Placement Agreement (other than, with respect to the Certificates only, the agreements contained in Section 1(e) thereof), including, without limitation, their agreements with respect to the payment of costs and expenses contained in Section 6 thereof and with respect to indemnification and contribution contained in Section 8 thereof.

          (b) The Initial Purchasers represent and warrant to the Depositor and FFCA, as of the Closing Date, to the effect set forth in Section 1(d) of the Placement Agreement. In addition, the Initial Purchasers hereby confirm and ratify as of the Closing Date each of their covenants and agreements contained in the Placement Agreement (other than, with respect to the Certificates only, the agreements contained in Section 1(e) thereof), including, without limitation, their agreement with respect to indemnification and contribution contained in Section 8 thereof.

          Section 5. Sale of Certificates to the Initial Purchasers. The sale of

Certificates to the Initial Purchasers will be made without registration of such Certificates under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption therefrom provided by Section 4(2) of the Securities Act. Each of the Initial Purchasers hereby represents to the Depositor and FFCA that (i) it is a Qualified Institutional Buyer within the meaning of Rule 144A under the Securities Act, (ii) it will not engage in any activity that would constitute a public offering of the Certificates within the meaning of Section 4(2) of the Securities Act and (iii) it will not offer or sell the Certificates by any form of general solicitation or general advertising (as those terms are used in Regulation D), including the methods described in Rule 502(c) of Regulation D.

          Section 6. Certain Agreements of the Depositor and FFCA. The Depositor and FFCA covenant and agree with the Initial Purchasers as follows:

               (a) If, at any time prior to the earlier of (a) 180th day following the Closing Date or (b) the resale of all of the Certificates by the Initial Purchasers, any event involving the Depositor, the Servicer, the Sellers or the Secured Loans shall occur as a result of which the Memorandum (as then amended or supplemented) would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Depositor and FFCA promptly will notify the Initial Purchasers and prepare and furnish to the Initial Purchasers an amendment or supplement to the Memorandum that will correct such statement or omission.

               (b) During the period referred to in Section 6(a), the Depositor will furnish to the Initial Purchasers without charge copies of the Memorandum (including all exhibits and documents incorporated by reference therein), the Grantor Trust Agreement, the Indenture, the Servicing Agreement, the Owner Trust Agreement, the Management Agreement and the Loan Sale Agreement, and all amendments or supplements to such documents, in each case as soon as available and in such quantities as the Initial Purchasers may reasonably request.

          Section 7. Conditions of the Initial Purchasers' Obligations. The obligations of the Initial Purchasers to purchase the Certificates on the Closing Date will be subject to the accuracy of the representations and warranties of the Depositor herein and in the Placement Agreement, to the performance by the Depositor and FFCA of their respective obligations hereunder and under the Placement Agreement, including, without limitation, the delivery of each of the items required to be delivered pursuant to Section 5(a) and 5(b) of the Placement Agreement, and to the following additional conditions precedent:

               (a) The Certificates and the Underlying Bonds shall have been duly authorized, executed, authenticated, delivered and issued, and each of the Indenture, the Servicing Agreement, the Owner Trust Agreement, the Management Agreement and the Loan Sale Agreement shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect and the Secured Loans shall have been delivered to the Indenture Trustee pursuant to the Indenture.


               (b) The Initial Purchasers shall receive certificates, dated the Closing Date, of the President or any Vice President of the Depositor and of the President or any Vice President of FFCA to the effect that such officer has carefully examined this Agreement, the Placement Agreement and the Memorandum and that, to the best of such officer's knowledge (i) the representations and warranties of the Depositor and FFCA set forth herein and in the Placement Agreement are true and correct in all material respects as of the Closing Date, (ii) the Depositor and FFCA have complied with all material agreements and satisfied all material conditions on their parts to be performed or satisfied hereunder or under the Placement Agreement at or prior to the Closing Date and (iii) nothing has come to the attention of such officer that would lead such officer to believe that the Memorandum contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (c) The Initial Purchasers shall have received on and as of the Closing Date an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Initial Purchasers, with respect to the validity of the Grantor Trust Agreement and the Certificates, and other related matters as the Initial Purchasers may reasonably request.

               (d) There shall not have been, in the reasonable opinion of the Initial Purchasers, any requirement for any material change, amendment or supplement to the Final Memorandum.

               (e) On or prior to the Closing Date the Depositor shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers shall reasonably request.

     If any of the conditions specified in this Section 7 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates referred to above or in Section 5 of the Placement Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Initial Purchasers, this Agreement and all of the Initial Purchasers' obligations hereunder may be canceled by the Initial Purchasers at or prior to delivery of and payment for the Certificates. Notice of such cancellation shall be given to the Depositor and FFCA.

          Section 1. Severability Clause. Any part, provision, representation, or warranty of this Agreement which is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

          Section 2. Notices. All communications hereunder shall be in writing and if sent to (a) Merrill Lynch, Pierce, Fenner & Smith Incorporated, shall be mailed, delivered by hand or overnight courier or transmitted by facsimile and confirmed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10285,
Attention: John Gluszak, Facsimile No. (212) 449-2629, (b) Smith Barney Inc., shall be mailed, delivered by hand or overnight courier or transmitted by facsimile and confirmed to Smith Barney Inc. at 390 Greenwich Street, New York, New York 10013, Attention: Russell J. Burns, Facsimile No. (212) 723-8854, (c) the Depositor, shall be mailed, delivered by hand or overnight courier or transmitted by facsimile and confirmed to the FFCA Secured Lending Corporation at 17207 North Perimeter Drive, Scottsdale, Arizona 85255, Facsimile No. (602) 585-2225, Attention: Morton H. Fleischer (with a copy to Dennis L. Ruben), or
(d) FFCA, shall be mailed, delivered by hand or overnight courier or transmitted by facsimile and confirmed to Franchise Finance Corporation of America at 17207 North Perimeter Drive, Scottsdale, Arizona 85255, Facsimile No. (602) 585-2225,
Attention: Morton H. Fleischer (with a copy to Dennis L. Ruben).

          Section 3. Representations and Indemnities to Survive. No investigation made by or on behalf of the Initial Purchasers, the Depositor or any of the officers, managers, directors, partners or any of the officers, managers, directors or controlling persons referred to in Section 8 of the Placement Agreement shall affect the enforceability or validity of the respective agreements, representations, warranties, indemnities and other statements of the Depositor and its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement and the Placement Agreement, and such agreements, representations, warranties and indemnities and other statements will survive delivery of and payment for the Certificates.

          Section 4. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, managers, directors, partners and controlling persons referred to in
Section 8 of the Placement Agreement and their respective successors and assigns, and, except as specifically set forth herein, no other person will have any right or obligation hereunder.

          Section 5. Integration; Amendment. This Agreement, together with the Placement Agreement, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, with respect to the offering of the Certificates (other than the Placement Agreement) are superseded by this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by the parties hereto.

          Section 6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES OR RULES.

          Section 7. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.

          Section 8. Headings. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

          If the foregoing terms correctly set forth our agreement, please confirm this letter by signing and returning to us the duplicate copy of this letter.

                                            Very truly yours,

                                            FRANCHISE FINANCE CORPORATION
                                             OF AMERICA



                                            By: /s/ Dennis L. Ruben
                                               ----------------------
                                                 Name: Dennis L. Ruben
                                                 Title: Senior Vice President

                                            FFCA SECURED LENDING
                                             CORPORATION



                                            By: /s/ Dennis L. Ruben
                                               -----------------------
                                                 Name:  Dennis L. Ruben
                                                 Title: Senior Vice President

Confirmed and accepted as of the
date first written above.

MERRILL LYNCH, PIERCE, FENNER & SMITH
      INCORPORATED


By: /s/ Bruce L. Ackerman
   -----------------------------------------------
 Name:  Bruce L. Ackerman
 Title: Managing Director

SMITH BARNEY INC.


By: /s/ Joseph M. Donovan
   --------------------------
 Name: Joseph M. Donovan
 Title: Managing Director

                                   Schedule A

                  Class Principal Balance or Notional Amount
               -------------------------------------------------
Certificates   Merrill Lynch, Pierce, Fenner   Smith Barney Inc.    Purchase Price (As a %
------------   -----------------------------   -----------------   ------------------------
                  & Smith Incorporated                             of Principal or Notional
               -----------------------------                       ------------------------
                                                                           Amount)
                                                                           -------
Class A-1a           $ 36,750,000                $ 12,250,000            100.000000
Class A-1b             34,539,000                  11,513,000             99.953125
Class A-2a             28,500,000                   9,500,000            100.000000
Class A-2b             27,328,500                   9,109,500            100.000000
Class B-1              14,624,000                           0             99.984375
Class B-2              11,452,000                           0            100.000000
Class C-1              10,236,000                           0             99.953125
Class C-2               8,016,000                           0            100.000000
Class D-1               7,312,000                           0            100.000000
Class D-2               5,726,000                           0            100.000000
Class E-1               2,925,000                           0             99.828125
Class E-2               2,290,000                           0            100.000000
Class IO              127,224,000                           0              5.812500